EXHIBIT 99.1
September 29, 2023

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

With this letter you are receiving your 121st consecutive quarterly cash dividend. That makes 30 years.

In the third quarter of 2023, First Guaranty has continued its growth. Assets grew to approximately $3,370,000,000 powered by continued growth of the loan portfolio. Deposits also continued to grow.

Earnings continued to be impacted by higher interest expense. That interest expense was higher in the third quarter of 2023 due to one time expenses and fees as we put into place borrowings made to ensure that we had the liquidity and capital needed to continue our growth.

On the plus side, we have been systematically increasing the yields on new loans that have been placed and yields on loans which have come up for renewal. We have reached the point where, going forward, loan income should be outpacing interest expense and net income should begin to rebound.

We look forward to the fourth quarter of 2023 and to the continued growth and profitability of First Guaranty Bancshares, Inc.

Thank you for your support. If you have any questions, do not hesitate to contact me. Dear Shareholders,

Sincerely,

Alton B. Lewis
President/CEO

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.